UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2018

RESOLUTE FOREST PRODUCTS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33776	98-0526415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Resolute Forest Products Inc.

111 Duke Street, Suite 5000

Montreal, Quebec, Canada H3C 2M1

(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (514) 875-2160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers, Election of Directors, Appointment of Certain Officers, Compensatory Arrangements of Certain Officers

Resolute Forest Products Inc. (the “Company”) announced on February 1, 2018 that Richard Garneau has retired from the offices of president and chief executive officer and from the board of directors effective as of January 31, 2018, and that Yves Laflamme, up to then Senior Vice-President, Wood Products, Global Procurement and Information Technology will succeed Mr. Garneau as president and chief executive officer and as board member as of February 1, 2018.

Mr. Laflamme, 61 years of age, joined the Company’s predecessors in October 1981 and has been serving as the Senior Vice-President, Wood Products, Global Procurement and Information Technology for 7 years. Mr. Laflamme is a 37-year veteran of the industry, as well as Resolute and its predecessor companies. Mr. Laflamme began his career in Finance working at Donohue Inc’s Saint-Felicien integrated pulp mill and wood products operations in 1981, and moved on to serve as Controller for the company’s integrated newsprint and wood products facilities in the Abitibi region of Quebec. Over the past 15 years, he held a series of successive roles as Vice President and Senior Vice President, covering the overall wood products business, including both Operations and Sales, as well as the Company’s former Recycling business. Over the past several years, Mr. Laflamme expanded his scope to also include a wide range of corporate support functions, including IT and Global Procurement, among others. In addition, he led a number of important mandates for the Company, including M&A activity and enterprise resource planning (ERP), and has represented Resolute in major negotiations with governments. Mr. Laflamme currently serves as Chairman of Resolute-LP Engineered Wood joint ventures, a Board Member of Serres Toundra, an Executive Team Member of the Quebec Forest Industry Council, and is a past Chairman of the Canadian Wood Council. He is a CPA (CMA), after pursuing his university education in administration and finance.

Outline of terms for Mr. Laflamme

We have come to an agreement with Mr. Laflamme on the principal terms of his compensation arrangements, which will be reflected in an employment agreement and are summarized below.

Annual compensation. Mr. Laflamme’s annual base salary will be $900,000 and he is eligible to participate in the Company’s Short-Term Incentive Plan, pursuant to which he is eligible to receive an annual incentive award of up to 150% of his annual base salary, based on performance targets established by the board of directors. In 2018, the target level for Mr. Laflamme will be 100% of his annual base salary.

Long-term incentive compensation. Mr. Laflamme is also eligible to participate in the Resolute Forest Products Equity Incentive Plan, or the “LTIP ”, as determined in the board of directors’ discretion from time to time. In 2018, it is expected that Mr. Laflamme will be awarded an equity grant equivalent to 225% of his annual base salary as part of the regular LTIP grant for executives, which is usually awarded in the fourth quarter.

Retirement. Mr. Laflamme is eligible to participate in the Company’s registered defined contribution retirement plan and the DC Make-Up Program. In general, the DC Make-Up Program provides a current, taxable cash payment equal to (i) company contributions under the registered plan formulas in excess of statutory limits, and (ii) the employer contribution he would have received on his annual incentive award as if the registered plan had provided an employer contribution on this award.

Severance. In the event of involuntary termination other than for “cause” (to be defined in the employment agreement), Mr. Laflamme will be eligible to receive a lump sum payment equal to two years of eligible pay (defined as the sum of annual base salary and the lower of (i) the average of the two last incentive awards paid and (ii) 125% of his target incentive for the year of termination).

Change in control. The Company and Mr. Laflamme will also enter into a change in control agreement. The change in control agreement is expected to provide that in the event of involuntary termination (other than for “cause” or “disability”) or departure for “good reason” within two years after a “change in control”, Mr. Laflamme will be entitled to receive 2.5 times (i) his annual base salary, (ii) the lower of (A) the average of the two last incentive awards paid or (B) 125% of his target incentive for the year of termination and (iii) an amount equal to the maximum contributions the Company could have made (regardless of actual circumstances) on his behalf under the registered defined contribution retirement plan and the DC Make-Up Program for the fiscal year in which Laflamme’s termination occurs, as well as other benefits to be provided for in the agreement. “Cause,” “disability,” “good reason” and “change in control” are to be defined in the agreement.

Miscellaneous. Mr. Laflamme will receive a perquisite allowance of Canadian $50,000 per year, will be entitled to two club memberships for business purposes only, will be reimbursed for expenses under the Company’s expense reimbursement policy and will be entitled to five weeks vacation per year. Mr. Laflamme will continue to be indemnified pursuant to an indemnification agreement between the Company and Mr. Laflamme entered into on December 6, 2012, the Company’s indemnification policy, charter, by-laws and director and officer liability insurance policies maintained by the Company.

Summary of terms for Mr. Garneau – Agreement on Transition to retirement

Status and effective date. Mr. Garneau will transition from president and chief executive officer to special executive advisor to the president and CEO, and has resigned from the board of directors of the Company (and any of its subsidiaries and affiliates, as applicable), effective as of January 31, 2018. Mr. Garneau’s service as president and CEO terminated on January 31, 2018; he will serve as a Special Advisor to the president and chief executive officer until July 31, 2018, unless the parties decide to extend the arrangement. The terms of this arrangement are contained in a letter agreement dated February 1, 2018, the principal terms of which are summarized below. He will remain an employee of the Company during this period.

Salary. Mr. Garneau’s monthly base salary will be $20,000 per month, 51% of which will be denominated in Canadian dollars and 49% of which will be denominated in U.S. dollars.

Other Benefits. Mr. Garneau will also remain eligible for an incentive award under the 2017 Short-Term Incentive Plan, as previously disclosed. He will continue to participate in the Company’s registered defined contribution retirement plan and the DC Make-Up Program. He will not participate in the Company’s future short-term or long-term incentive plans.

Miscellaneous. Mr. Garneau will be eligible for indemnification to the extent permitted under the Company’s certificate of incorporation, its by-laws, applicable law, pursuant the Company’s indemnification policy and to an indemnification agreement between the Company and Mr. Garneau entered into on December 9, 2010 and amended on December 6, 2012, and will receive director and officer liability insurance coverage with full post-termination/post-board service tail coverage, as provided for in such governing documents and indemnification agreement.

Restrictive covenants. Pursuant to his current agreements, Mr. Garneau will be subject to non-compete, non-solicitation and confidentiality covenants.

2018 STIP

Upon the recommendation of its human resources and compensation/nominating and governance committee, the independent members of the board of directors the Company adopted on January 31, 2018, the material terms of the 2018 Resolute Forest Products Inc. Short-Term Incentive Plan, or the “2018 STIP.” The 2018 STIP provides that participating employees, including each of the Company’s named executive officers, are eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on certain quantitative Company performance goals over the 2018 annual period. In respect of the Company’s named executive officers, the target and maximum incentive awards are 100% and 150% of base salary, with no applicable minimum, and the applicable performance metrics are: income from operations; selling, general and administrative expenses; frequency rate and severity rate of safety incidents; and environmental incidents.

Awards, if granted, are expected to be made in the first quarter of 2019. The aggregate amount payable under the 2018 STIP for all eligible employees is limited to 7% of the Company’s 2018 free cash flow (defined as net cash provided by operating activities less maintenance capital expenditures, adjusted for special items).

Employees remain eligible for prorated awards if they retire during the year or are terminated other than for cause after July 1, 2018. Employees who voluntarily resign or are terminated for cause before payment is made will not be eligible. The Company may adjust financial and cost metrics, and may adjust any and all awards in its discretion. Awards are discretionary and subject to modification until they are made, including increases, decreases, cancellations, deferrals and other conditions, even if performance levels have been met.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Resolute Forest Products Inc.

Date: February 5, 2018	By:	/s/ Jacques P. Vachon
		Name:	Jacques P. Vachon
		Title:	Senior Vice President and Chief Legal Officer